Exhibit 99

NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

STRONG NEW PRODUCTS DRIVE FORD SALES, SHARE IN MAY

•	Ford Fusion, Ford Flex and hybrids set sales records
•	MKS and MKZ sedans help Lincoln brand post sales increase
•	Ford, Lincoln and Mercury market share grows to highest level since 2006
•	Ford sales totaled 155,954, up 20 percent versus April, and the highest sales for any month since July 2008
•	Stronger sales reduce inventories, prompting Ford to announce production increases for second, third quarter
•	Ford kicks off summer with “Drive the Ford Difference” promotion

DEARBORN, Mich., June 2, 2009 – New products helped Ford Motor Company achieve its highest market share in three years, even as Ford decreased incentive spending in May.  Ford, Lincoln and Mercury sales totaled 155,954, up 20 percent versus April and the highest sales for any month since July 2008.

Sales of the Ford Fusion were 19,786, Ford Flex sales were 4,305 and sales of the company’s hybrid vehicles totaled 3,906 – setting three new sales records.  In addition, Lincoln’s new sedans, the MKZ and MKS, helped the luxury brand post a 2 percent sales increase.

“Consideration for our new products is increasing,” said Ken Czubay, Ford vice president, Sales and Marketing.  “Even as the competitive environment intensifies, Ford’s relentless pursuit of quality, fuel efficiency, smart technology and appealing designs is winning new customers.”

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The previous Fusion record was set last month with 18,321 cars when Fusion cracked the foreign stranglehold on the mid-size sedan market.  It was the first time since July 2002 that a domestic car was one of the top three mid-size cars selling to retail customers.  Recent independent studies rate Fusion and the Mercury Milan as having the best predicted reliability among all mid-size sedans.  In addition, both models are rated the most fuel-efficient sedans in America.

Combined sales for the Fusion and Milan hybrids and the Ford Escape and Mercury Mariner hybrids totaled 3,906 – a new company record for hybrid sales in a single month.  The previous record was set in April 2006, with 3,420 hybrids.

The previous Flex record also was set last month with 3,190 vehicles.  Combined sales for all crossover utilities were 35,582, Ford’s strongest crossover sales month since last May.

May marked the first full sales month of the 2010 Ford Mustang.  Mustang sales totaled 8,812, the highest sales month since last July.  This year marks the 45th anniversary of America’s legendary pony car.

Lincoln was one of the few brands in the U.S. to achieve a sales increase in May.  Lincoln sales totaled 8,566, up 2 percent versus a year ago.  Lincoln’s sedans, the all-new MKS, redesigned MKZ and venerable Town Car paced Lincoln’s sales increase.  A new Lincoln full-size crossover, the MKT, will debut later this year.

Inventories and Production
At the end of May, Ford vehicle inventories totaled 350,000 (equivalent to 56 days’ supply).  This level was 41,000 vehicles lower than at the end of April and 210,000 vehicles lower than a year ago.

Given tightly controlled inventories and the strength of its new products in the market, Ford is increasing second quarter North American production by 10,000 vehicles (to 445,000).  Ford also announced it plans to build 460,000 vehicles in the third quarter, an increase of 42,000 vehicles compared with third quarter 2008.

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“At Ford, the future is now,” said Czubay.  “New products account for 50 percent of our sales, and demand for these products is driving our market share gains.  We encourage customers who are in the market for a new vehicle to ‘Drive the Ford Difference.’ ”

To provide added incentive, Ford is announcing a new summer merchandising program, Drive the Ford Difference.  From June 2 through June 30, Ford will cover up to three months’ worth of payments up to $2,100, and Ford Credit will offer 0 percent financing on select Ford, Lincoln and Mercury vehicles.

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Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich. manufactures or distributes automobiles across six continents. With about 205,000 employees and about 90 plants worldwide, the company's automotive brands include Ford, Lincoln, Mercury and Volvo. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford's products, please visit www.ford.com.

Go to http://media.ford.com for news releases and high-resolution photographs.